UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2018

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2 Musick, Irvine, CA 92618
(Address of principal executive offices, with zip code)
(949) 595-7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
                 Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On January 5, 2018, Endologix, Inc. (the “Company”) delivered a notice of termination to Deerfield ELGX Revolver, LLC as agent (the “Agent”) under the Credit and Security Agreement (the “Credit Agreement”), dated as of April 3, 2017, by and among the Company, as borrower representative, the other borrowers signatory thereto, the Agent, and the financial institutions or other entities from time to time parties thereto. The termination of the Credit Agreement will be effective on January 12, 2018 (the “Termination Date”) following payment by the Company of approximately $1.3 million in termination fees and related fees and expenses. The Company decided to terminate the Credit Agreement after it determined that it had failed to satisfy the required minimum net revenue threshold set forth in the Credit Agreement for the twelve months ending December 31, 2017. There are no borrowings currently outstanding under the Credit Agreement.

The Company has executed a term sheet with a new lender for a replacement facility, which term sheet contains customary conditions to closing. The Company intends to negotiate and enter into a new facility with this lender.

A description of the Credit Agreement is included under Item 1.01 of the Company’s Current Report on Form 8-K filed on April 5, 2017, which is incorporated by reference into this Item 1.02.

Item 2.02 Results of Operations and Financial Condition.

The Company is not making any changes to its previously communicated financial guidance at this time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ENDOLOGIX, INC.
Date: January 8, 2018                  /s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer